 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 29, 2012

SAFECODE DRUG TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 333-174167

Delaware	99-0362484
(State of Incorporation)	(I.R.S. Employer Identification No.)

6 Meever HaMiltah Street, Jerusalem, Israel	97761
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: +972-50 783 9976

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 29, 2012, Safecode Drug Technologies Corp. (the "Registrant" or "Safecode"), entered into a services agreement (the "Services Agreement") with Strategic Models and Technologies Corp. ("Strategic") pursuant to which Strategic will provide Safecode with assistance in development of prototype medical dispenser device (the "Medical Device") for submission to US Department of Defense. The Services Agreement contemplates that the assistance process for the Medical Device development shall be for a term of approximately 6-9 months during which period Strategic will provide services in phased stages as follows: Stage 1 (i) conceptualizing and development of the Medical Device; (ii) market analysis; and (iii) sketches and specifications; Stage 2 (iv) engineering design services involving plastics and electronics; (v) prototyping; and (vi) integration and packaging; Stage 3 (vii) market and distribution testing; and Stage 4 (viii) serial production planning and design services.

The Services Agreement provides for consideration of $53,000 payable by Safecode during the four phased stages. In addition, Safecode will be responsible for certain out-of-pocket disbursements incurred by Strategic in performing its duties during the several stages. The Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed by the Registrant as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Services Agreement between the Registrant and Strategic Models and Technologies Corp. dated June 29, 2012, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safecode Drug Technologies Corp.
By: /s/ Joel Klopfer
Name: Joel Klopfer
Title: President

Date: July 31, 2012